Exhibit 99

May 9, 2012

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2012 EARNINGS

Wheeling, WV, May 9, 2012-First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $470,000 or $.28 per share for the three months ended March 31, 2012 as compared to $549,907 or $.33 per share for the same period during 2011. The decrease in net income for the three months ended March 31, 2012 as compared to the same period in 2011 of $79,907 or 14.5% was primarily the result of the decrease in net interest income, offset in part by the increase in noninterest income combined with the decreases in noninterest expenses, the provision for loan losses and income tax expense. Net interest income fell $216,511 or 9.6%, primarily due to the decline in the interest and fees earned on loans combined with the decline in the interest earned on investment securities, offset in part by the reduction in the expense paid on interest bearing liabilities. Noninterest income increased $21,487 or 7.5% primarily due to the increase in other operating income which was offset in part by the decline in service charges and fees earned on deposit accounts. Noninterest expenses decreased $438 or .02% during the three month period ended March 31, 2012 as compared to the same period in 2011 primarily due to the decreases in other operating expenses, as well as decreases in salary and employee benefits expense, offset in part by an increase in occupancy expenses. Income tax expense decreased during the first quarter of 2012 as compared to the same period in 2011 primarily due to the increase in tax exempt income combined with a decrease of $164,586 in pre-taxable income. The ROA was .65% for the three months ended March 31, 2012 as compared to .80% for the same period of the prior year. For the three months ended March 31, 2012 as compared to March 31, 2011, the ROE was 6.05% and 7.41%, respectively.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	March 31, 2012	December 31, 2011

AT PERIOD END
Total Assets	$301,072	$293,258
Total Deposits	243,792	239,177
Total Loans	106,396	109,428
Total Investment Securities	161,371	150,961
Shareholders’ Equity	34,578	34,527
Shareholders’ Equity Per Share of Common Stock	20.92	20.89

(Dollars in thousands, except share and per share data)	March 31, 2012	March 31, 2011

FOR THE THREE MONTHS ENDED
Net income	470	550
Provision for Loan Losses	—	30
Earnings Per Share of Common Stock	.28	.33
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.65%	.80%
Return on Average Equity	6.05%	7.41%

Weighted average shares outstanding	1,652,814	1,652,814

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”